Exhibit 99.1

AAON Reports Second Quarter 2025 Results

Q2 Highlights
(All comparisons are year-over-year, unless otherwise noted)

•Operations impacted by ERP roll out and supply constraints
◦Net sales down 0.6% to $311.6 million
◦GAAP diluted EPS of $0.19 down 69.4% and Non-GAAP adjusted diluted EPS of $0.22 down 64.5%
◦Non-GAAP Adjusted EBITDA margin down 1,120 basis points to 14.9%
•Strong bookings trends of both AAON- and BASX-branded equipment points to share gains continuing
◦Adjusted backlog up year-over-year 71.9% to $1.12 billion
•Reducing full-year 2025 outlook

TULSA, Okla., August 11, 2025 - AAON, INC. (NASDAQ-AAON), a leader in high-performing, energy-efficient HVAC solutions that bring long-term value to customers and owners, today announced its results for the second quarter of 2025.

Second Quarter 2025 Results

Net sales for the second quarter of 2025 decreased 0.6% to $311.6 million, from $313.6 million in the second quarter of 2024. The year-over-year decline was driven by the AAON Oklahoma segment, which realized an 18.0% decrease in net sales. Although backlog at the segment was strong entering the quarter, supply chain constraints limited our ability to ramp production to the desired levels. The BASX and AAON Coil Products segments realized sales growth of 20.4% and 86.4%, respectively. Both segments benefited from strong year-over-year demand for BASX-branded data center equipment. However, sales growth at the AAON Coil Products segment was limited due to the impact that the Enterprise Resource Planning "ERP" system implementation had on production.

Gross profit margin in the quarter was 26.6%, down from 36.1% in the comparable quarter in 2024. The year-over-year contraction in gross profit margin was primarily a result of lower production volumes at the AAON Oklahoma segment, and operational inefficiencies caused by the ERP implementation at the AAON Coil Products segment.

SG&A expenses in the quarter increased to $59.1 million or 19.0% of sales compared to $45.9 million or 14.6% of sales in the second quarter of 2024. We have made investments in both people and technology to help build out our organizational capacity for future growth. This is seen in our increases for salaries and benefits, depreciation and amortization and consulting fees related to our ERP implementation. We also incurred one-time expenses totaling $3.4 million, related to a incentive fee associated with our Memphis, Tenn. facility.

Earnings per diluted share were $0.19, down year-over-year 69.4%. Non-GAAP adjusted diluted earnings per share were $0.22, down year-over-year 64.5%.

“Our second quarter results fell short of our expectations and do not reflect the high standards we set for ourselves as an organization,” said CEO Matt Tobolski. “We strive to be a best-in-class operator and these results do not reflect that. The underperformance was primarily driven by poor operational execution, mainly associated with the implementation of our new ERP system at our Longview, Tex. facility. The April go-live of the new system directly impacted production of both finished products and coils at Longview. Since Longview supplies coils to our Tulsa, Okla. facility, this also limited Tulsa’s expected production ramp. We are taking immediate and targeted actions to address these issues, strengthen execution, and ensure we are better positioned to deliver consistent results in the future. I want to emphasize that our investment in the ERP system is critical to the company’s long-term success and future growth. While the implementation has presented short-term challenges, we remain fully committed to this investment and confident in the long-term value it will bring to our operations. We are equally committed to transparency and intend to provide clear, timely updates—especially in the near term—as we communicate our expectations and track our progress.”

Tobolski continued, “We have begun to make significant improvements at both Tulsa and Longview. Despite the challenges at Tulsa, we have seen steady month-to-month improvement since April, culminating in July—our strongest production month of the year. Production rates for our Tulsa facility are nearing pre–Q4 2024 levels. With production improving and a strong backlog in hand, we anticipate a strong second half of the year for the AAON Oklahoma segment. At Longview, while the challenges have been more pronounced, we have also made significant improvement. By the end of July, production rates for AAON-branded equipment—the division most impacted at the facility—had risen approximately 30% from early April, with further gains into early August. Production of BASX-branded equipment at Longview has been minimally impacted, supported by the consistency of a large, uniform order on hand. Similar to Tulsa, given the large backlog for both AAON- and BASX-branded equipment, we anticipate sequential improvement throughout the second half of the year.”

Tobolski concluded, “While the ERP implementation has led to temporary disruptions, the core fundamentals of the business remain sound. Bookings and backlog trends for both AAON-branded and BASX-branded equipment continued to grow throughout the second quarter, reinforcing our confidence in the brands and the custom engineered solutions we deliver. Demand from the data center market remains exceptionally strong, fueling BASX-branded orders, and despite a soft traditional nonresidential market, AAON-branded orders grew by double digits in the second quarter. Notably, our national accounts strategy has gained significant traction, with growth from these customers leading all AAON-branded order activity. To sustain this momentum and best serve our customers, our top priority is increasing production across our Tulsa, Longview, and Memphis facilities by enhancing operational execution and mitigating the impact of any remaining inefficiencies related to the ERP implementation. We are already on the right path and expect production to increase significantly from second-quarter levels at all three of these sites over the second half of the year. That said, while we are encouraged by recent improvements, we are revising our previous expectations downward for the second half of the year, as reflected in our updated full-year 2025 outlook. This adjustment is largely due to ongoing, though improving, inefficiencies at our Longview facility, as well as moderated—but accelerating—production levels in Tulsa, following slower-than-expected run rates at the start of the third quarter. In closing, while recent performance has not met our standards, these challenges are temporary. Backed by strong fundamentals, a defined path to operational excellence, and accelerating demand for our differentiated solutions, we are firmly confident in the business's sustained long-term growth.”

Segment Results

AAON Oklahoma

	Three Months Ended
(in thousands)	June 30, 2025	June 30, 2024
Net sales	$185,120	$225,727

Gross profit	$50,883	$83,870
Gross profit margin	27.5%	37.2%

AAON Oklahoma had net sales of $185.1 million, a decrease of 18.0% compared to the same period in the prior year. This decrease was driven by lingering supply chain issues from the refrigerant transition at the beginning of the quarter and coil supply shortages in the end of the quarter due to our ERP implementation at our Longview, Texas facility which slowed production of coils made for our Tulsa plant. Despite these challenges, production has steadily improved month-over-month since March, demonstrated by the sequential increase in this segments's gross profit margin.

Gross margin contracted 970 basis points to 27.5%, from 37.2% in the second quarter of 2024. AAON Oklahoma’s decrease in gross profit is primarily driven by the lower volumes discussed above that resulted in sub optimal overhead absorption. Additionally, our new plant in Memphis contributed $3.0 million in cost of sales with minimal net sales to offset this cost.

AAON Coil Products

	Three Months Ended
(in thousands)	June 30, 2025	June 30, 2024
Net sales	$58,465	$31,373

Gross profit	$12,863	$13,159
Gross profit margin	22.0%	41.9%

AAON Coil Products had a challenging quarter. While sales grew year-over-year 86.4%, this was primarily driven by growth in BASX branded products of $40.1 million for a large liquid cooling data center. AAON branded products declined $13.0 million due to disruptions caused by the change in ERP systems.

Gross margin contracted 1,990 basis points year-over-year to 22.0%. The margin contraction is a result of production inefficiencies from implementing our ERP system at the beginning of the second quarter of 2025.

BASX

	Three Months Ended
(in thousands)	June 30, 2025	June 30, 2024
Net sales	$67,982	$56,466

Gross profit	$18,983	$16,065
Gross profit margin	27.9%	28.5%

Net sales for the second quarter of 2025 increased 20.4% to $68.0 million, from $56.5 million in the second quarter of 2024. Stronger demand for data center equipment was the primary driver of the year-over-year increase, as the data center market continues to demonstrate exceptional strength.

BASX gross profit margin of 27.9% is slightly down year over year due to higher indirect costs for warehouse personnel offset by slightly lower cost of materials. However, this quarter marked the second straight quarter of sequential improvement in gross profit margin, reflecting continued operational improvements since we initiated targeted efforts late last year.

Balance Sheet & Cash Flow

As of June 30, 2025, the company had cash, cash equivalents and restricted cash of $1.3 million and a balance on its revolving credit facility of $317.3 million. Rebecca Thompson, CFO and Treasurer, commented, “During the quarter, we closed on our new $500.0 million credit facility, giving us the liquidity needed for continued investments in our growth. We remain unchanged in our capital expenditure plans to invest $220.0 million in 2025.”

Backlog

	June 30, 2025*	March 31, 2025	June 30, 2024
	(in thousands)
AAON-branded products	$494,214	$403,863	$255,485
BASX-branded products*	623,423	623,006	394,520
	$1,117,637	$1,026,869	$650,005
*Adjusted for replacement purchase orders received in July related to administrative processing.

Total backlog increased year-over-year 71.9% to $1,117.6 million, and 8.8% quarter-over-quarter. AAON-branded equipment backlog rose 93.4% compared to the same quarter last year and 22.4% quarter-over-quarter, indicating sustained growth in order activity. Despite weakness in the nonresidential construction market, the significant growth in our AAON-branded equipment backlog indicates we are gaining substantial market share. The adjusted BASX-branded backlog grew 58.0% from a year ago and was flat quarter-over-quarter. Demand from data center customers remains exceptionally strong. Our continued backlog growth and order activity of this equipment indicate we are capturing meaningful market share as customers prioritize performance, efficiency, and reliability in their infrastructure expansions.

Full-Year 2025 Outlook

Metric	Q3	Q4	FY25

YoY Sales Growth	Low Single Digits	High Twenties	Low Teens

Gross Profit Margin	28.5%-29.5%	30.0%-31.0%	28%-29%

Non-GAAP adjusted SG&A as a % of sales	17.0%-17.5%	16.5%-17.0%	16.5%-17.0%

Conference Call

The company will host a conference call and webcast this morning at 9:00 a.m. EDT to discuss the second quarter of 2025 results and outlook. The conference call will be accessible via dial-in for those who wish to participate in Q&A as well as a listen-only webcast. The dial-in is accessible at 1-800-836-8184. To access the listen-only webcast, please register at https://app.webinar.net/QbZGYL16oqm. On the next business day following the call, a replay of the call will be available on the company’s website at https://aaon.com/investors.

About AAON

Founded in 1988, AAON is a global leader in HVAC solutions for commercial, industrial and data center indoor environments. The company's industry-leading approach to designing and manufacturing highly configurable and custom-made equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. Its highly engineered equipment is sold under the AAON and BASX brands. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.aaon.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in any forward-looking statements, see “Risk Factors” and “Forward Looking Statements” in AAON’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by AAON’s Quarterly Reports on Form 10-Q, and AAON’s Current Reports on Form 8-K.

Contact Information

Joseph Mondillo
Director of Investor Relations & Corporate Strategy
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except share and per share data)
Net sales	$311,567	$313,566	$633,621	$575,665
Cost of sales	228,838	200,472	464,528	370,329
Gross profit	82,729	113,094	169,093	205,336
Selling, general and administrative expenses	59,147	45,895	110,440	91,183
Gain on disposal of assets	—	—	(40)	(16)
Income from operations	23,582	67,199	58,693	114,169
Interest expense, net	(4,009)	(367)	(6,811)	(606)
Other income, net	(68)	175	106	252
Income before taxes	19,505	67,007	51,988	113,815
Income tax provision	4,018	14,779	7,209	22,571
Net income	$15,487	$52,228	$44,779	$91,244
Earnings per share:
Basic	$0.19	$0.64	$0.55	$1.12
Diluted	$0.19	$0.62	$0.54	$1.09
Cash dividends declared per common share:	$0.10	$0.08	$0.20	$0.16
Weighted average shares outstanding:
Basic	81,441,511	81,791,792	81,456,845	81,339,153
Diluted	82,956,213	83,786,222	83,153,788	83,527,717

AAON, Inc. and Subsidiaries
Segment Net Sales and Profit
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	(in thousands)		(in thousands)
AAON Oklahoma
External sales	$185,120	$225,727	$346,958	$435,867
Inter-segment sales	5,318	1,311	9,157	2,982
Eliminations	(5,318)	(1,311)	(9,157)	(2,982)
Net sales	185,120	225,727	346,958	435,867
Cost of sales[1]	134,237	141,857	258,102	273,586
Gross profit	50,883	83,870	88,856	162,281
AAON Coil Products
External sales	$58,465	$31,373	$152,488	$55,620
Inter-segment sales	6,073	8,942	12,279	18,273
Eliminations	(6,073)	(8,942)	(12,279)	(18,273)
Net sales	58,465	31,373	152,488	55,620
Cost of sales[1]	45,602	18,214	107,140	34,322
Gross profit	12,863	13,159	45,348	21,298
BASX
External sales	$67,982	$56,466	$134,175	$84,178
Inter-segment sales	507	220	550	222
Eliminations	(507)	(220)	(550)	(222)
Net sales	67,982	56,466	134,175	84,178
Cost of sales[1]	48,999	40,401	99,286	62,421
Gross profit	18,983	16,065	34,889	21,757
Consolidated gross profit	$82,729	$113,094	$169,093	$205,336
[1] Presented after intercompany eliminations.

The reconciliation between consolidated gross profit to consolidated income from operations is as follows:
Consolidated gross profit	$82,729	$113,094	$169,093	$205,336
Less: Selling, general and administrative expenses	59,147	45,895	110,440	91,183
Add: Gain on disposal of assets	—	—	40	16
Consolidated income from operations	$23,582	$67,199	$58,613	$114,137

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	June 30, 2025	December 31, 2024
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$14	$14
Restricted cash	1,307	6,500
Accounts receivable, net	170,573	147,434
Income tax receivable	7,302	4,115
Inventories, net	234,980	187,420
Contract assets, net	233,184	135,421
Prepaid expenses and other	6,791	7,308
Total current assets	654,151	488,212
Property, plant and equipment, net	559,479	510,356
Intangible assets, net and goodwill	162,307	160,152
Right of use assets	17,795	15,436
Deferred tax assets	3,259	836
Other long-term assets	2,422	242
Total assets	$1,399,413	$1,175,234

Liabilities and Stockholders' Equity
Current liabilities:
Debt, short-term	$—	$16,000
Accounts payable	81,642	44,645
Accrued liabilities	95,332	99,347
Contract liabilities	33,752	14,913
Total current liabilities	210,726	174,905
Debt, long-term	317,277	138,891
Other long-term liabilities	22,471	20,743
New market tax credit obligation	16,193	16,113
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 200,000,000 shares authorized, 81,509,387 and 81,436,594 issued and outstanding at June 30, 2025 and December 31, 2024, respectively	326	326
Additional paid-in capital	48,607	68,946
Retained earnings	783,813	755,310
Total stockholders' equity	832,746	824,582
Total liabilities and stockholders' equity	$1,399,413	$1,175,234

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2025	2024
Operating Activities	(in thousands)
Net income	$44,779	$91,244
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	38,879	27,923
Amortization of debt issuance costs	128	71
Amortization of right of use assets	69	73
Provision for credit losses on accounts receivable, net of adjustments	270	1,169
Provision for credit losses on contract assets, net of adjustments	200	—
Provision for excess and obsolete inventories, net of write-offs	288	641
Share-based compensation	8,795	8,451
Other	(71)	(10)
Deferred income taxes	(2,423)	41
Changes in assets and liabilities:
Accounts receivable	(23,409)	(12,210)
Income taxes	(3,187)	(6,139)
Inventories	(47,848)	29,903
Contract assets	(97,963)	(22,977)
Prepaid expenses and other long-term assets	(68)	(2,708)
Accounts payable	36,397	(1,804)
Contract liabilities	18,839	13,105
Extended warranties	(148)	1,195
Accrued liabilities and other long-term liabilities	(4,567)	(56)
Net cash (used in) provided by operating activities	(31,040)	127,912
Investing Activities
Capital expenditures	(82,515)	(65,381)
Proceeds from sale of property, plant and equipment	40	16
Acquisition of intangible assets	(7,042)	(10,058)
Principal payments from note receivable	25	26
Net cash used in investing activities	(89,492)	(75,397)
Financing Activities
Borrowings of debt	415,126	272,526
Payments of debt	(252,982)	(224,970)
Proceeds from financing obligation, net of issuance costs	—	4,186
Payment related to financing costs	(1,395)	(417)
Stock options exercised	10,025	15,821
Repurchases of stock - open market	(29,992)	(100,034)
Repurchases of stock - LTIP plans	(9,167)	(3,493)
Cash dividends paid to stockholders	(16,276)	(13,079)
Net cash provided by (used in) financing activities	115,339	(49,460)
Net (decrease) increase in cash, cash equivalents and restricted cash	(5,193)	3,055
Cash, cash equivalents and restricted cash, beginning of period	6,514	9,023
Cash, cash equivalents and restricted cash, end of period	$1,321	$12,078

Use of Non-GAAP Financial Measures

To supplement the company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The company believes that this non-GAAP financial measure enhances the ability of investors to analyze the company’s business trends and operating performance as they are used by management to better understand operating performance. Since adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures and are susceptible to varying calculations, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin, as presented, may not be directly comparable with other similarly titled measures used by other companies.

Non-GAAP Adjusted Net Income

The company defines non-GAAP adjusted net income as net income adjusted for any infrequent events, such as litigation settlements, net of profit sharing and tax effect, in the periods presented.

The following table provides a reconciliation of net income (GAAP) to non-GAAP adjusted net income for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Net income, a GAAP measure	$15,487	$52,228	$44,779	$91,244
Memphis incentive fee[1]	3,405	—	6,105	—
Profit sharing effect[2]	(289)	—	(519)	—
Tax effect	(742)	—	(1,369)	—
Non-GAAP adjusted net income	$17,861	$52,228	$48,996	$91,244
Non-GAAP adjusted earnings per diluted share	$0.22	$0.62	$0.59	$1.09
[1]The incentive fee relates to fees payable to our real estate broker associated with the acquisition of our Memphis, Tenn. plant for a percentage of the incentives awarded to us by various entities.
[2]Profit sharing effect of the Memphis incentive fee in the respective period.

EBITDA

EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP. EBITDA margin is defined as EBITDA as a percentage of net sales.

The company’s EBITDA measure provides additional information which may be used to better understand the company’s operations. EBITDA is one of several metrics that the company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the company, may not be comparable to similarly titled measures reported by other companies. The company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the company’s management team and by other users of the company’s consolidated financial statements.

Adjusted EBITDA is calculated as EBITDA adjusted by items in non-GAAP adjusted net income, above, except for taxes, as taxes are already excluded from EBITDA.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and Adjusted EBITDA (non-GAAP) for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Net income, a GAAP measure	$15,487	$52,228	$44,779	$91,244
Depreciation and amortization	19,936	14,486	38,879	27,923
Interest expense, net	4,009	367	6,811	606
Income tax expense	4,018	14,779	7,209	22,571
EBITDA, a non-GAAP measure	$43,450	$81,860	$97,678	$142,344
Memphis incentive fee[1]	3,405	—	6,105	—
Profit sharing effect[2]	(289)	—	(519)	—
Adjusted EBITDA, a non-GAAP measure	$46,566	$81,860	$103,264	$142,344
Adjusted EBITDA margin	14.9%	26.1%	16.3%	24.7%
[1]The incentive fee relates to fees payable to our real estate broker associated with the acquisition of our Memphis, Tenn. plant for a percentage of the incentives awarded to us by various entities.
[2]Profit sharing effect of the Memphis incentive fee in the respective period.

Non-GAAP Adjusted Selling, General and Administrative Expenses

The following table provides a reconciliation of selling, general and administrative expenses (GAAP) to adjusted selling, general and administrative expenses (non-GAAP) for the periods indicated:

	Q1 2024	Q2 2024	Q3 2024	Q4 2024	2024
	(in thousands)
Non-GAAP Adjusted Selling, General and Administrative Expenses
SG&A, a GAAP measure	$45,288	$45,895	$48,637	$48,194	$188,014
Memphis Incentive Fee	—	—	—	—	—
Profit Sharing effect	—	—	—	—	—
Non-GAAP adjusted SG&A expenses	$45,288	$45,895	$48,637	$48,194	$188,014
As a percent of sales	17.3%	14.6%	14.9%	16.2%	15.7%

	Q1 2025	Q2 2025
	(in thousands)
SG&A, a GAAP measure	$51,293	$59,147
Memphis Incentive Fee	2,700	3,405
Profit Sharing effect	(230)	(289)
Non-GAAP adjusted SG&A expenses	$48,823	$56,031
As a percent of sales	15.2%	18.0%